Exhibit 99

VIACOM REPORTS FULL YEAR AND FOURTH QUARTER 2004 RESULTS

•                  Full Year Revenues Up 8% to $22.5 Billion, Led by Advertising Revenues Up 11%

•                  Full Year Free Cash Flow Climbs 17% to $3.0 Billion

•                  Full Year and Fourth Quarter 2004 Results Include a Non-Cash Impairment Charge of $18.0 Billion to Reduce Radio and Outdoor Goodwill and Intangibles

Excluding the Non-Cash Impairment Charge, Second Quarter Severance Charge and the Tax Benefit

•                  Full Year Operating Income up 14%, Net Earnings from Continuing Operations up 19% and Diluted Earnings Per Share up 21%

New York, New York, February 24, 2005 – Viacom Inc. (NYSE: VIA and VIA.B) today reported results for the full year and fourth quarter ended December 31, 2004.

For the full year 2004, Viacom revenues increased 8% to $22.5 billion from $20.8 billion in the prior year.  Advertising revenues increased 11% led by growth of 21% in Cable Networks and 11% in Television.  Viacom reported an operating loss of $13.0 billion versus operating income of $4.5 billion in the prior year.  Full year 2004 net loss from continuing operations was $15.1 billion, or a loss of $8.78 per diluted share, compared with net earnings from continuing operations of $2.2 billion, or $1.27 per diluted share, for 2003.

In accordance with SFAS No. 142, “Goodwill and other Intangible Assets,” the Company conducted its annual impairment test for all reporting units for the year ended December 31, 2004. The analysis resulted in a non-cash impairment charge of $18.0 billion, or $10.43 per diluted share, to reduce the carrying amount of Radio and Outdoor goodwill and intangibles to their respective estimated fair value.  The Company’s combined goodwill and intangible asset balance after the impairment charge is approximately $49 billion.  Full year 2004 results also included a second quarter severance charge of $56 million, or $.02 per diluted share, due to management changes, and the recognition of a tax benefit of $205 million, or $.12 per diluted share, principally from the resolution of income tax audits.

For the full year 2004, Viacom’s free cash flow climbed to $3.0 billion from $2.5 billion in 2003, an increase of 17%, principally reflecting higher earnings excluding the non-cash charge, partially offset by higher cash taxes.  Free cash flow reflects the Company’s net cash flow from operating activities of $3.6 billion less capital expenditures of $415 million and operating cash flow from Blockbuster of $237 million.

Excluding the charges, Viacom’s full year 2004 operating income increased 14% to $5.1 billion primarily driven by increases at Cable Networks and Television, partially offset by declines in the Radio and Entertainment segments.  Excluding the charges and the tax benefit, Viacom’s net earnings from continuing operations increased 19% to $2.7 billion for 2004 and diluted earnings per share increased 21% to $1.54.

For the fourth quarter, Viacom revenues increased 6% to $6.3 billion from $5.9 billion for the same period last year, led by double-digit increases in the Cable Networks segment.  Fourth quarter 2004 operating loss was $16.7 billion compared with operating income of $1.1 billion.  Viacom reported a fourth quarter net loss from continuing operations of $17.1 billion, or a loss of $10.21 per diluted share, compared with net earnings of $586 million, or $.33 per diluted share, in the same period last year.

Excluding the charges and the tax benefit, Viacom’s fourth quarter operating income increased 10% to $1.3 billion, net earnings from continuing operations increased 22% to $714 million and diluted earnings per share increased 27% to $.42.

Sumner M. Redstone, Chairman and Chief Executive Officer of Viacom, said, “Having adjusted the valuations of our radio and outdoor businesses to reflect emerging business trends and the competitive environment, we are now positioned to fully focus our efforts on the Company’s fast growing assets.  We are poised to move rapidly to increase our investment and  re-evaluate our portfolio in Radio and to focus on the higher return areas within Outdoor.  These businesses have terrific potential and continue to generate some of the highest margins and free cash flow in the industry.

Overall, Viacom’s underlying operational performance, including 11% advertising growth, reflects our ability to run our businesses to generate significant returns.  Excluding the charges and the tax benefit, Viacom delivered 21% earnings per share growth and a 17% increase in free cash flow to $3.0 billion.  In addition to reinvesting in our businesses for future growth, we were able to take advantage of this free cash flow growth to return capital to shareholders in the form of dividends and share repurchases.  In fact, as a result of the Blockbuster split-off and the use of $2 billion of our $8 billion share buyback authorization, we acquired 96.4 million outstanding shares in 2004.”

Business Outlook

In 2005, the Company expects to deliver mid single-digit growth in revenues and operating income and high single-digit growth in earnings per share.  The Company’s business outlook is based on 2004 revenues of $22.5 billion, operating income of $5.1 billion and diluted earnings per share of $1.54, which exclude the charges and tax benefit.  The 2005 guidance does not include the effect of expensing stock options by the third quarter of 2005 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”.

Consolidated and Segment Results

The following table sets forth the revenue sources of the Company and the percentage that each type contributes to consolidated revenues for the three and twelve months ended December 31, 2004 and 2003.

	Percentage of Total Revenues
	Three Months Ended December 31,		Twelve Months Ended December 31,
Revenues by Type	2004	2003	2004	2003

Advertising sales	59%	58%	60%	58%
Affiliate fees	11	10	12	12
Feature film exploitation	12	15	10	11
TV license fees	5	6	6	7
Other	13	11	12	12
Total	100%	100%	100%	100%

Advertising sales are primarily generated from the Company’s Cable Networks, Television, Radio and Outdoor segments.  Affiliate fees are principally generated from Cable Networks.  Feature film exploitation reflects revenues from the Entertainment segment.  Television license fees are primarily generated from the Television segment.  Other primarily includes revenues from home video sales, consumer publishing, theme park operations, movie theaters and consumer products.

Revenues, operating income and net earnings from continuing operations for the three-and twelve-month periods exclude Blockbuster which is accounted for as a discontinued operation, beginning in the third quarter of 2004.  Prior year results have been reclassified to conform with the current year’s presentation.  The Company’s five reportable segments are as follows: (i) Cable Networks, (ii) Television, (iii) Radio, (iv) Outdoor and (v) Entertainment.

The following tables present Viacom’s revenues, operating income and depreciation and amortization for the three and twelve months ended December 31, 2004 and 2003 (dollars in millions).

	Three Months Ended December 31,		Better/	Twelve Months Ended December 31,		Better/
Revenues	2004	2003	(Worse)%	2004	2003	(Worse)%

Cable Networks	$ 1,915.6	$ 1,663.4	15%	$ 6,578.9	$ 5,645.5	17%
Television	2,198.9	2,091.9	5	8,504.6	7,761.0	10
Radio	550.4	551.1	—	2,096.1	2,097.6	—
Outdoor	514.2	473.0	9	1,880.2	1,748.3	8
Entertainment	1,170.8	1,285.1	(9)	4,055.6	4,101.3	(1)
Eliminations	(53.5)	(114.6)	53	(589.5)	(526.1)	(12)
Total Revenues	$ 6,296.4	$ 5,949.9	6%	$ 22,525.9	$ 20,827.6	8%

	Three Months Ended December 31,		Better/	Twelve Months Ended December 31,		Better/
Operating Income	2004	2003	(Worse)%	2004	2003	(Worse)%

Cable Networks	$ 691.1	$ 634.5	9%	$ 2,525.1	$ 2,172.3	16%
Television(a)	295.1	241.0	22	1,547.4	1,238.1	25
Radio(a)	(10,711.1)	252.2	N/M	(10,023.5)	975.0	N/M
Outdoor(a)	(6,973.5)	59.7	N/M	(6,824.5)	207.9	N/M
Entertainment(a)	52.7	66.0	(20)	254.0	271.4	(6)
Corporate expenses(a)	(61.5)	(60.9)	(1)	(237.7)	(187.9)	(27)
Residual costs	(28.4)	(36.7)	23	(113.8)	(146.5)	22
Eliminations	(3.3)	(10.4)	68	(96.0)	(56.7)	(69)
Total Operating Income	$(16,738.9)	$ 1,145.4	N/M	$(12,969.0)	$ 4,473.6	N/M

Add back charges(a)	17,997.1	—	—	18,053.3	—	—
Total OI, excluding charges	$ 1,258.2	$ 1,145.4	10%	$ 5,084.3	$ 4,473.6	14%

(a)          Charges included in 2004 were as follows: A non-cash impairment charge of $18.0 billion in Radio ($10.9 billion) and Outdoor ($7.1 billion) reflected in the three and twelve months ended December 31, 2004; and a severance charge of $56.2 million in Television ($10.4 million), Entertainment ($10.4 million) and Corporate expenses ($35.4 million) for the twelve months ended December 31, 2004.  See additional disclosure on page 16.

N/M – Not Meaningful

	Three Months Ended December 31,		Twelve Months Ended December 31,
Depreciation and Amortization	2004	2003	2004	2003

Cable Networks	$69.7	$51.4	$248.0	$195.3
Television	38.9	39.3	148.9	151.1
Radio	7.3	6.9	29.9	27.4
Outdoor	55.6	55.1	223.1	215.9
Entertainment	37.1	34.8	137.8	129.7
Corporate	5.4	5.5	22.2	22.5
Total Depreciation and Amortization	$214.0	$193.0	$809.9	$741.9

Cable Networks (MTV Networks, including MTV, VH1, Nickelodeon/Nick at Nite, TV Land, Spike TV, CMT and Comedy Central; BET; and Showtime Networks Inc.)

For the year, Cable Networks revenues increased 17% to $6.6 billion from $5.6 billion, driven by advertising revenue and affiliate fee growth.  The 21% increase in Cable Networks advertising revenues was led by double-digit growth at MTV International, Comedy Central, Nickelodeon, VH1, TV Land, Spike TV and BET.  Cable affiliate fees grew 8%.  Ancillary revenues, which represent approximately 9% of Cable Networks revenues, were up more than 30% from the prior year primarily reflecting higher contributions from sales of Comedy Central home video and Nickelodeon consumer products.  VIVA’s results are included as part of MTV Networks since the date of acquisition in August 2004 and contributed $63 million of revenues.  Operating income for Cable Networks increased 16% to $2.5 billion from $2.2 billion reflecting higher revenues partially offset by increased expenses, principally due to increased programming.  Cable Networks operating income as a percentage of revenues was 38% for both years.

For the quarter, Cable Networks revenues increased 15% to $1.9 billion from $1.7 billion, driven by 15% growth in advertising revenues and a 9% increase in affiliate fees.  Ancillary revenues, which represent approximately 10% of Cable Networks fourth quarter revenues, were up 40% over the prior-year period primarily reflecting higher contributions from the licensing of Nickelodeon consumer products.  VIVA’s revenues were $48 million for the quarter.  Operating income for Cable Networks increased 9% to $691 million from $635 million due to higher revenues partially offset by increased expenses, primarily due to higher programming and employee-related expenses.

Television (CBS and UPN Television Networks and Stations; Television Production and Syndication)

For the year, Television revenues increased 10% to $8.5 billion from $7.8 billion and operating income increased 25% to $1.5 billion from $1.2 billion principally driven by advertising revenue growth of 11%.  CBS and UPN Networks combined delivered 12% higher advertising revenues principally driven by CBS and UPN primetime and sports.  The Stations group advertising revenues increased 10% primarily due to increased political advertising.  CBS Network and Stations group advertising revenues benefited from the broadcast of Super Bowl XXXVIII in the first quarter of 2004.  The combination of the Super Bowl and increased political advertising contributed 3% of Television’s total revenue growth for 2004.  Television license revenues were slightly higher than the prior year primarily due to increased revenues from Everybody Loves Raymond and the cable availability of CSI and Star Trek: Deep Space Nine.  Home video revenues were higher due to the

DVD release of Star Trek: Voyager and Star Trek: Original Series.  Television’s operating income as a percentage of revenues was 18% in 2004 versus 16% in 2003.

For the quarter, Television revenues increased 5% to $2.2 billion from $2.1 billion principally due to higher advertising revenues from CBS/UPN Networks and the Stations group partially offset by lower television license revenues.  Advertising revenues increased 5% for the CBS/UPN Networks, reflecting the continued strength of primetime.  The Stations group benefited from increased political spending, finishing the quarter with advertising revenues up 16%.  Political advertising contributed 4% of Television total revenue growth for the quarter.  Television license revenues decreased primarily due to lower network production revenues with the absence of Frasier, Becker and Hollywood Squares.  Television’s operating income increased 22% to $295 million from $241 million.

Radio (Radio Stations)

For the year, Radio revenues were essentially flat at $2.1 billion.  Radio reported an operating loss of $10.0 billion in 2004, which included a $10.9 billion non-cash impairment charge to reduce goodwill and intangibles.  Excluding the charge, Radio’s operating income was $918 million compared with prior year operating income of $975 million, a decrease of 6%.  Results for the year reflect 1% advertising revenue growth in Radio’s top 20 markets and higher expenses primarily due to contractual talent increases, higher employee-related expenses and increased sports rights.  Operating income, excluding the charge, as a percentage of revenues was 44% in 2004 versus 46% in 2003.

For the quarter, Radio reported revenues of $550 million versus $551 million and an operating loss of $10.7 billion versus operating income of $252 million in the prior year.  Excluding the charge, Radio’s operating income decreased 9% to $231 million reflecting weakness in the local advertising market coupled with higher contractual talent and higher advertising and promotion expenditures.

Outdoor (Outdoor Advertising Properties)

For the year, Outdoor revenues increased 8% to $1.9 billion from $1.7 billion reflecting a 4% increase in North American properties and 14% growth in Europe.  The European properties continue to benefit from favorable foreign exchange rates.  North American properties reflect revenue increases in Canada and U.S. billboards, partially offset by a decrease in Mexico billboards.  In constant dollars, Outdoor revenues increased 4% for the year.  Outdoor reported an operating loss of $6.8 billion in 2004, which included a $7.1 billion non-cash impairment charge to reduce goodwill.  Excluding the charge, Outdoor’s operating income increased 11% to $231 million from $208 million, driven by higher revenues partially offset by increases in transit and billboard lease costs, as well as by the negative impact of foreign exchange translation.  Operating income, excluding the charge, as a percentage of revenues was 12% for both years.

For the quarter, Outdoor revenues increased 9% to $514 million from $473 million due to 7% higher revenues from its European properties, driven by favorable foreign exchange rates, and a 10% increase in the North American properties.  Outdoor reported an operating loss of $7.0 billion in the fourth quarter.  Excluding the charge, Outdoor’s operating income increased 37% to $82 million from $60 million in the prior year’s fourth quarter.

Entertainment (Paramount Pictures, Simon & Schuster, Famous Players, Paramount Parks and Famous Music Publishing)

For the year, Entertainment revenues decreased 1% to $4.1 billion principally reflecting lower Features revenues, partially offset by higher Publishing, Parks and Theaters revenues.  Features revenues principally reflect lower home entertainment revenues as contributions from 2004 titles including School of Rock and Mean Girls did not match the success of last year’s titles led by The Adventures of Indiana Jones- The Complete DVD Movie Collection.  Publishing’s revenues increased 8% led by top-selling titles, which included Angels and Demons by Dan Brown and Family First by Dr. Phillip McGraw.  Parks revenue increased 9% primarily due to higher attendance, partially offset by lower per capita spending.  Entertainment operating income decreased 6% to $254 million from $271 million principally due to the revenue decreases.  Operating income as a percentage of revenues was 6% in 2004 versus 7% in 2003.

For the quarter, Entertainment revenues decreased 9% to $1.2 billion from $1.3 billion primarily reflecting lower worldwide home entertainment revenues partially offset by higher worldwide theatrical revenues. Features fourth quarter theatrical releases included Lemony Snicket’s A Series of Unfortunate Events and The SpongeBob SquarePants Movie.  Fourth quarter operating income decreased 20% to $53 million from $66 million mainly due to lower revenues.

Corporate Expenses

For the year, Corporate expenses, including depreciation, increased 27% to $238 million from $188 million.  For the quarter, expenses increased to $62 million from $61 million in the prior-year period.  The increases for the year and quarter were principally due to higher employee-related expenses and professional fees.

Residual Costs

Residual costs primarily include pension and postretirement benefit costs for benefit plans retained by the Company for previously divested businesses.  For the year, residual costs decreased to $114 million versus $147 million.  For the quarter, residual costs decreased to $28 million versus $37 million in the prior-year period.  The decreases in residual costs were principally due to lower interest costs from a lower discount rate, as well as the recognition of lower actuarial losses.

Eliminations

Eliminations primarily reflect the timing of intercompany transactions from the sale of television product to Cable Networks and the sale of feature films to cable and broadcast networks.

Discontinued Operations

On October 13, Viacom announced the completion of the exchange offer for the split-off of Blockbuster Inc. (NYSE: BBI and BBI.B).  Under the terms of the offer, Viacom accepted 27,961,165 shares of Viacom common stock in exchange for the 144 million shares of Blockbuster that Viacom owned.  Each share of Viacom Class A or Class B Common Stock accepted for exchange by Viacom were exchanged for 5.15 shares of Blockbuster common stock, consisting of 2.575 shares of Blockbuster class A common stock and 2.575 shares of Blockbuster class B common stock.

For the year, loss from discontinued operations of $1.1 billion principally reflects Blockbuster’s results of operations through the date of disposition, including its non-cash goodwill impairment charge recorded in the third quarter of 2004.

Provision for Income Taxes

For the full year 2004 excluding the charges, the Company’s effective income tax rate decreased to 34.4% from 40.0% principally due to the resolution of certain income tax audits.  Excluding this tax benefit, the effective tax rate was 39.1% for 2004.

Cumulative Effect of Change in Accounting Principle

Effective December 31, 2004, the Company early adopted Emerging Issues Task Force Topic No. D-108 “Use of Residual Method to Value Acquired Assets Other than Goodwill” (“D-108”).  D-108 requires companies that have applied the residual value method to the valuation of intangible assets for purposes of impairment testing now use the direct value method.  As a result of the adoption, the Company recorded a charge of $2.2 billion ($1.3 billion net of tax), or $.77 per diluted share for 2004, to reduce the intangible balances attributable to its television stations’ FCC licenses.  This charge has been reflected as a cumulative effect of a change in accounting principle, net of tax, in the Consolidated Statement of Operations for the three and twelve months ended December 31, 2004.

For the twelve months ended December 31, 2003, the cumulative effect of a change in accounting principle, net of minority interest and tax, of $18.5 million, or $.01 per diluted share, resulted from the Company’s adoption of SFAS No. 143 “Accounting for Asset Retirement Obligations.”

Stock Purchase Program

Under the stock purchase program the Company is authorized to acquire from time to time up to $8 billion in Viacom Class A Common Stock and non-voting Class B Common Stock.  The program, which commenced in the fourth quarter, succeeded and replaced the Company’s $3 billion stock purchase program announced in 2002.  For the twelve months ended December 31, 2004, on a trade date basis, the Company purchased approximately 68.4 million shares of its Class B Common Stock for approximately $2.5 billion, of which $2 billion was spent under the $8 billion program.  From January 1 through February 22, 2005, the Company purchased an additional 25 million shares for approximately $945 million.

Other Matters

During the quarter, the Company announced a quarterly cash dividend of $.07 per share to stockholders of record at the close of business on November 30, 2004, and approximately $116 million was paid to these stockholders on January 1, 2005.  For the year ended December 31, 2004, the Company paid approximately $415 million of cash dividends to shareholders.

Viacom is a leading global media company, with preeminent positions in broadcast and cable television, radio, outdoor advertising, and online.  With programming that appeals to audiences in every demographic category across virtually all media, the company is a leader in the creation, promotion, and distribution of entertainment, news, sports, music, and comedy.  Viacom’s well-known brands include CBS, MTV, Nickelodeon, Nick at Nite, VH1, BET, Paramount Pictures, Infinity Broadcasting, Viacom Outdoor, UPN, TV Land, Comedy Central, CMT: Country Music Television, Spike TV, Showtime, and Simon & Schuster.  More information about Viacom and its businesses is available at www.viacom.com.

Cautionary Statement Concerning Forward-looking Statements

This news release contains both historical and forward-looking statements.  All statements, including Business Outlook, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are not based on historical facts, but rather reflect the Company’s current expectations concerning future results and events.  Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual results, performance or achievements of the Company to be different from any future results, performance and achievements expressed or implied by these statements.  These risks, uncertainties and other factors include, among others: advertising market conditions generally; changes in the public acceptance of the Company’s programming; changes in technology and its effect on competition in the Company’s markets; changes in the Federal Communications laws and regulations; the impact of piracy on the Company’s products; the impact of consolidation in the market for the Company’s programming; other domestic and global economic, business, competitive and/or regulatory factors affecting the Company’s businesses generally; and other factors described in the Company’s previous news releases and filings made by the Company with the Securities and Exchange Commission including but not limited to the Company’s Form 10-K for the period ended December 31, 2003.  The forward-looking statements included in this document are made only as of the date of this document, and, under section 27A of the Securities Act and section 21E of the Exchange Act, we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Press:	Investors:
Carl D. Folta	Martin Shea
Executive Vice President, Corporate Relations	Executive Vice President, Investor Relations
(212) 258-6352	(212) 258-6515
carl.folta@viacom.com	marty.shea@viacom.com

Susan Duffy	James Bombassei
Vice President, Corporate Relations	Vice President, Investor Relations
(212) 258-6347	(212) 258-6377
susan.duffy@viacom.com	james.bombassei@viacom.com

VIACOM INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited; all amounts, except per share amounts, are in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Revenues	$6,296.4	$5,949.9	$22,525.9	$20,827.6

Operating income (loss)	(16,738.9)	1,145.4	(12,969.0)	4,473.6

Interest expense	(183.5)	(180.5)	(718.9)	(742.9)
Interest income	9.1	2.3	25.3	11.7
Other items, net	(21.8)	(15.6)	7.6	(3.0)
Earnings (loss) before income taxes	(16,935.1)	951.6	(13,655.0)	3,739.4

Provision for income taxes	(195.8)	(366.6)	(1,378.6)	(1,497.0)
Equity in earnings (loss) of affiliated companies, net of tax	17.4	2.6	(20.8)	.1
Minority interest, net of tax	(2.4)	(1.2)	(5.1)	(4.7)
Net earnings (loss) from continuing operations	(17,115.9)	586.4	(15,059.5)	2,237.8
Loss from discontinued operations, net of tax	(10.6)	(971.8)	(1,090.3)	(802.4)
Net earnings (loss) before cumulative effect of change in accounting principle	(17,126.5)	(385.4)	(16,149.8)	1,435.4
Cumulative effect of change in accounting principle, net of minority interest and tax	(1,312.4)	—	(1,312.4)	(18.5)
Net earnings (loss)	$(18,438.9)	$(385.4)	$(17,462.2)	$1,416.9

Basic earnings (loss) per common share:
Net earnings (loss) from continuing operations	$(10.21)	$.34	$(8.78)	$1.28
Net loss from discontinued operations	$(.01)	$(.56)	$(.64)	$(.46)
Net earnings (loss) before cumulative effect of change in accounting principle	$(10.21)	$(.22)	$(9.42)	$.82
Net earnings (loss)	$(10.99)	$(.22)	$(10.19)	$.81

Diluted earnings (loss) per common share:
Net earnings (loss) from continuing operations	$(10.21)	$.33	$(8.78)	$1.27
Net loss from discontinued operations	$(.01)	$(.55)	$(.64)	$(.46)
Net earnings (loss) before cumulative effect of change in accounting principle	$(10.21)	$(.22)	$(9.42)	$.82
Net earnings (loss)	$(10.99)	$(.22)	$(10.19)	$.80

Weighted average number of common shares outstanding:
Basic	1,677.1	1,739.1	1,714.4	1,744.0
Diluted	1,677.1	1,753.3	1,714.4	1,760.7

Dividends per common share	$.07	$.06	$.25	$.12

VIACOM INC. AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; Dollars in millions)

The following tables set forth the Company’s Operating Income before Depreciation and Amortization for the three and twelve months ended December 31, 2004 and 2003.  The Company defines “Operating Income before Depreciation and Amortization” (“OIBDA”) as net earnings adjusted to exclude the following line items presented in its Statement of Operations: Cumulative effect of change in accounting principle, net of minority interest and tax; Net earnings (loss) from discontinued operations, Minority interest, net of tax; Equity in earnings (loss) of affiliated companies, net of tax; Provision for income taxes; Other items, net; Interest income; Interest expense; and Depreciation and amortization.

The Company uses OIBDA, among other things, to evaluate the Company’s operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel, and this measure is among the primary measures used by management for planning and forecasting of future periods.  This measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and operating cash flow.  The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates.  In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings (loss) as an indicator of operating performance.  OIBDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies.  In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs.  As OIBDA excludes certain financial information compared with net earnings (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded.  As required by the SEC, the Company provides below reconciliations of Total OIBDA to net earnings (loss) and OIBDA for each segment to such segment’s operating income, the most directly comparable amounts reported under GAAP.

VIACOM INC. AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

Three Months Ended December 31, 2004
	OIBDA, excluding charges	Charges(a)	OIBDA	Depreciation and Amortization	Operating Income (Loss)
Cable Networks	$760.8	$—	$760.8	$(69.7)	$691.1
Television	334.0	—	334.0	(38.9)	295.1
Radio	238.0	(10,941.8)	(10,703.8)	(7.3)	(10,711.1)
Outdoor	137.4	(7,055.3)	(6,917.9)	(55.6)	(6,973.5)
Entertainment	89.8	—	89.8	(37.1)	52.7
Corporate expenses	(56.1)	—	(56.1)	(5.4)	(61.5)
Residual costs	(28.4)	—	(28.4)	—	(28.4)
Eliminations	(3.3)	—	(3.3)	—	(3.3)
Total	$1,472.2	$(17,997.1)	$(16,524.9)	$(214.0)	$(16,738.9)

(a) Charges include $18.0 billion non-cash impairment charge.

	Three Months Ended December 31, 2003
	OIBDA	Depreciation and Amortization	Operating Income (Loss)
Cable Networks	$685.9	$(51.4)	$634.5
Television	280.3	(39.3)	241.0
Radio	259.1	(6.9)	252.2
Outdoor	114.8	(55.1)	59.7
Entertainment	100.8	(34.8)	66.0
Corporate expenses	(55.4)	(5.5)	(60.9)
Residual costs	(36.7)	—	(36.7)
Eliminations	(10.4)	—	(10.4)
Total	$1,338.4	$(193.0)	$1,145.4

	Three Months Ended December 31,
	2004	2003

Total operating income (loss) before depreciation & amortization	$(16,524.9)	$1,338.4
Depreciation and amortization	(214.0)	(193.0)
Operating income (loss)	(16,738.9)	1,145.4
Interest expense	(183.5)	(180.5)
Interest income	9.1	2.3
Other items, net	(21.8)	(15.6)
Earnings (loss) before income taxes	(16,935.1)	951.6
Provision for income taxes	(195.8)	(366.6)
Equity in earnings of affiliated companies, net of tax	17.4	2.6
Minority interest, net of tax	(2.4)	(1.2)
Net earnings (loss) from continuing operations	(17,115.9)	586.4
Loss from discontinued operations, net of tax	(10.6)	(971.8)
Net loss before cumulative effect of change in accounting principle	(17,126.5)	(385.4)
Cumulative effect of change in accounting principle, net of minority interest and tax	(1,312.4)	—
Net loss	$(18,438.9)	$(385.4)

VIACOM INC. AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

Twelve Months Ended December 31, 2004
	OIBDA, excluding charges	Charges(a)	OIBDA	Depreciation and Amortization	Operating Income (Loss)
Cable Networks	$2,773.1	$—	$2,773.1	$(248.0)	$2,525.1
Television	1,706.7	(10.4)	1,696.3	(148.9)	1,547.4
Radio	948.2	(10,941.8)	(9,993.6)	(29.9)	(10,023.5)
Outdoor	453.9	(7,055.3)	(6,601.4)	(223.1)	(6,824.5)
Entertainment	402.2	(10.4)	391.8	(137.8)	254.0
Corporate expenses	(180.1)	(35.4)	(215.5)	(22.2)	(237.7)
Residual costs	(113.8)	—	(113.8)	—	(113.8)
Eliminations	(96.0)	—	(96.0)	—	(96.0)
Total	$5,894.2	$(18,053.3)	$(12,159.1)	$(809.9)	$(12,969.0)

(a) Charges include $18.0 billion non-cash impairment charge and $56.2 million severance charge.

	Twelve Months Ended December 31, 2003
	OIBDA	Depreciation and Amortization	Operating Income (Loss)
Cable Networks	$2,367.6	$(195.3)	$2,172.3
Television	1,389.2	(151.1)	1,238.1
Radio	1,002.4	(27.4)	975.0
Outdoor	423.8	(215.9)	207.9
Entertainment	401.1	(129.7)	271.4
Corporate expenses	(165.4)	(22.5)	(187.9)
Residual costs	(146.5)	—	(146.5)
Eliminations	(56.7)	—	(56.7)
Total	$5,215.5	$(741.9)	$4,473.6

	Twelve Months Ended December 31,
	2004	2003

Total operating income (loss) before depreciation and amortization	$(12,159.1)	$5,215.5
Depreciation and amortization	(809.9)	(741.9)
Operating income (loss)	(12,969.0)	4,473.6
Interest expense	(718.9)	(742.9)
Interest income	25.3	11.7
Other items, net	7.6	(3.0)
Earnings (loss) before income taxes	(13,655.0)	3,739.4
Provision for income taxes	(1,378.6)	(1,497.0)
Equity in loss of affiliated companies, net of tax	(20.8)	.1
Minority interest, net of tax	(5.1)	(4.7)
Net earnings (loss) from continuing operations	(15,059.5)	2,237.8
Loss from discontinued operations, net of tax	(1,090.3)	(802.4)
Net earnings (loss) before cumulative effect of change in accounting principle	(16,149.8)	1,435.4
Cumulative effect of change in accounting principle, net of minority interest and tax	(1,312.4)	(18.5)
Net earnings (loss)	$(17,462.2)	$1,416.9

VIACOM INC. AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

Free cash flow reflects the Company’s net cash flow from operating activities less capital expenditures.  The Company uses free cash flow, among other measures, to evaluate its operating performance.  Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, maintain its capital assets, satisfy its tax obligations and fund ongoing operations and working capital needs.  As a result, free cash flow is a significant measure of the Company’s ability to generate long term value.  It is useful for investors to know whether this ability is being enhanced or degraded as a result of the Company’s operating performance.  The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management.  In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net earnings (loss) as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity.  Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies.  In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs.  As free cash flow deducts capital expenditures from net cash flow provided by operating activities, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are not reflected.  The Company provides below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP, net cash flow provided by operating activities.

The following table presents a reconciliation of the Company’s net cash flow provided by operating activities to free cash flow:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net cash flow provided by operating activities	$791.8	$949.2	$3,640.6	$3,497.4
Less capital expenditures	164.0	98.0	415.0	357.6
Less operating net cash flow from Blockbuster	23.3	288.2	236.6	595.5
Free cash flow	$604.5	$563.0	$2,989.0	$2,544.3

The following table presents a summary of the Company’s cash flows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net cash flow provided by operating activities	$791.8	$949.2	$3,640.6	$3,497.4
Net cash flow used for investing activities	$(567.3)	$(207.3)	$(533.7)	$(1,862.4)
Net cash flow used for financing activities	$(1,940.4)	$(650.1)	$(3,029.4)	$(1,415.7)

VIACOM INC. AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

Reconciliation of Operating Income, excluding a non-cash impairment charge of $18.0 billion and a severance charge of $56 million, to Operating Income as reported for the three and twelve months ended December 31, 2004:

Three Months Ended December 31, 2004
	Operating Income Excluding Charges	Charges(a)	Operating Income	Three Months Ended December 31, 2003	OI, Excluding Charges vs. 2003 B(W)%
Cable Networks	$691.1	$—	$691.1	$634.5	9%
Television	295.1	—	295.1	241.0	22
Radio	230.7	(10,941.8)	(10,711.1)	252.2	(9)
Outdoor	81.8	(7,055.3)	(6,973.5)	59.7	37
Entertainment	52.7	—	52.7	66.0	(20)
Corporate expenses	(61.5)	—	(61.5)	(60.9)	(1)
Residual costs	(28.4)	—	(28.4)	(36.7)	23
Eliminations	(3.3)	—	(3.3)	(10.4)	68
Total	$1,258.2	$(17,997.1)	$(16,738.9)	$1,145.4	10%

Twelve Months Ended December 31, 2004
	Operating Income Excluding Charges	Charges(a)	Operating Income	Twelve Months Ended December 31, 2003	OI, Excluding Charges vs. 2003 B(W)%
Cable Networks	$2,525.1	$—	$2,525.1	$2,172.3	16%
Television	1,557.8	(10.4)	1,547.4	1,238.1	26
Radio	918.3	(10,941.8)	(10,023.5)	975.0	(6)
Outdoor	230.8	(7,055.3)	(6,824.5)	207.9	11
Entertainment	264.4	(10.4)	254.0	271.4	(3)
Corporate expenses	(202.3)	(35.4)	(237.7)	(187.9)	(8)
Residual costs	(113.8)	—	(113.8)	(146.5)	22
Eliminations	(96.0)	—	(96.0)	(56.7)	(69)
Total	$5,084.3	$(18,053.3)	$(12,969.0)	$4,473.6	14%

 (a)  Charges include a fourth quarter non-cash impairment charge of $18.0 billion and a second quarter severance charge of $56.2 million.

VIACOM INC. AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; all amounts, except per share amounts, are in millions)

The following tables reconcile Viacom’s operating income (loss) (for 2004), net earnings and diluted earnings per share from continuing operations (for the fourth quarter and full year 2004), adjusted to exclude the 2004 non-cash impairment charge, the second quarter 2004 severance charge and the tax benefit from the resolution of the Company’s income tax audits, to reported operating income (loss), net earnings and diluted earnings per share from continuing operations.  The Company believes that adjusting its financial results for these items provides investors with a clearer perspective on the current underlying financial performance of the Company.

Also presented below is the Company’s business outlook for 2005 which is based on the adjusted financial information for 2004.  The Company’s 2005 business outlook does not include the effect of expensing stock options by the third quarter of 2005 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”.

	Three Months Ended December 31,		Better/ (Worse)%
	2004	2003	vs. 2003
Adjusted net earnings from continuing operations	$713.6	$586.4	22%
Adjustments to reconcile to net earnings (loss) from continuing operations:
Non-cash impairment charge, net of tax	(17,885.6)	—	—
Resolution of income tax audits	56.1	—	—
Net earnings (loss) from continuing operations	$(17,115.9)	$586.4	N/M

Reconciliation of adjusted EPS to EPS from continuing operations:
Adjusted net earnings per diluted share	$.42	$.33	27%
Non-cash impairment charge, net of tax	$(10.66)	—	—
Resolution of income tax audits	$.03	—	—
Net earnings (loss) per diluted share from continuing operations	$(10.21)	$.33	N/M

	Twelve Months Ended December 31,		Better/ (Worse)%	2005 Business
	2004	2003	vs. 2003	Outlook
Revenues	$22,525.9	$20,827.6	8%	Mid Single-Digit

Operating income, excluding charges	$5,084.3	$4,473.6	14%	Mid Single-Digit
Non-cash impairment charge	(17,997.1)	—	—
Severance charge	(56.2)	—	—
Operating income (loss)	$(12,969.0)	$4,473.6	N/M
Adjusted net earnings from continuing operations	$2,654.5	$2,237.8	19%
Adjustments to reconcile to net earnings (loss) from continuing operations:
Non-cash impairment charge, net of tax	(17,885.6)	—	—
Severance charge, net of tax	(33.8)	—	—
Resolution of income tax audits	205.4	—	—
Net earnings (loss) from continuing operations	$(15,059.5)	$2,237.8	N/M

Reconciliation of adjusted EPS to EPS from continuing operations:
Adjusted net earnings per diluted share	$1.54	$1.27	21%	High Single-Digit
Diluted impact on reported net loss and charges	$.01	—	—
Non-cash impairment charge, net of tax	$(10.43)	—	—
Severance charge, net of tax	$(.02)	—	—
Resolution of income tax audits	$.12	—	—
Net earnings (loss) per diluted share from continuing operations	$(8.78)	$1.27	N/M

N/M – Not meaningful